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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

                                Amendment No. 1

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                     Name:

                   The Japan Small Company Growth Fund, Inc.
                  (formerly The Japan Small Equity Fund, Inc.)

                      Address of Principal Business Office
                     (No. & Street, City, State Zip Code):

                      c/o Daiwa Securities Trust Company
                              One Evertrust Plaza
                         Jersey City, New Jersey  07302


                    Telephone Number (including area code):

                                 (800) 933-3440


               Name and address of agent for service of process:

                                Daniel F. Barry
                   The Japan Small Company Growth Fund, Inc.
                      c/o Daiwa Securities Trust Company
                              One Evertrust Plaza
                         Jersey City, New Jersey  07302


Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]  NO  [_]
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                                   SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Amendment to the Notification of Registration to be duly signed on its behalf in the City of New York and the State of New York on
the        day of January, 1996



                              THE JAPAN SMALL COMPANY GROWTH FUND, INC.
                              (Name of Registrant)



                                 By:/s/ Daniel F. Barry
                                    --------------------------------
                                        Daniel F. Barry
                                        President



Attest:/s/ John O'Keefe
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